Exhibit 99.1
Repros Therapeutics Inc. Provides Update for Proellex® Clinical Program
The Woodlands, Texas — July 1, 2009, Repros Therapeutics (NasdaqGM:RPRX) announced today that an end of Phase II meeting is scheduled with the Food and Drug Administration (“FDA”) for late September 2009 to discuss a Phase III program investigating the use of Proellex in the treatment of endometriosis.
The Phase II study that Repros completed earlier this year demonstrated clinically and statistically significant reductions of the three key pain symptoms commonly experienced by women with endometriosis: dysmenorrhea (painful menses), non-menstrual pelvic pain, and dyspareunia (painful intercourse). Additionally, the reduction of pain was accompanied by a statistically significant reduction in the number of patients requiring pain medication in both doses in this Phase II study compared with placebo. The study showed no efficacy differences between the 25 mg and 50 mg doses.
At the upcoming end of Phase II meeting, Repros anticipates obtaining direction from the FDA on the objectives and endpoints the Agency would like to see used in the pivotal phase III efficacy and safety studies in endometriosis. Repros plans to initiate these studies with doses of 12.5 and 25 mg during the fourth quarter of this year and the first quarter 2010, in both the United States and in Europe.
Furthermore, Repros has decided to discontinue the use of the higher, 50 mg dose in its ongoing studies in women with chronic symptomatic uterine fibroids and anemia associated with this condition due to an observed dose-dependent increase in liver enzymes in a low percentage of women. To date, Repros has dosed over 600 patients, and over 200 patients have completed at least one dosing period followed by an off-drug interval. From completed studies as well as from the ongoing large open label trial, it has been determined that the drug is well tolerated with few women discontinuing treatment due to adverse events.
Repros believes that the decision to discontinue the higher dose will most likely improve the benefit/risk profile of the drug. To date, there has been no evidence for an increase in efficacy at the 50 mg dose. In addition, earlier studies have demonstrated highly effective control of excessive menstrual bleeding and clinically significant improvement in quality of life parameters at the lower doses of 12.5 and 25 mg.
To further support the efficacy of the lower doses of Proellex, Repros will also initiate additional placebo-controlled studies with the 12.5 mg dose to supplement the overall efficacy and safety profile of the drug in these important indications. Repros does not expect that these additional studies will adversely affect the timing of its regulatory submissions and remains committed to its target date for filing NDAs for the uterine fibroids indications in the second half of 2010.
About Repros Therapeutics

Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.
Our lead drug, Proellex®, is a selective blocker of the progesterone receptor and is being developed for the treatment of symptoms associated with uterine fibroids and endometriosis. We are also developing Proellex as a short course pre-surgical treatment for anemia associated with excessive menstrual bleeding related to uterine fibroids. There is no currently approved effective long-term orally administered drug treatment for uterine fibroids or endometriosis. In the United States alone, 300,000 women per year undergo a hysterectomy as a result of severe uterine fibroids.
Our second product candidate, Androxal®, is a single isomer of clomiphene citrate and is an orally active proprietary small molecule compound. We are developing Androxal for men of reproductive age with low testosterone levels who want to improve or maintain their fertility and/or sperm function while being treated for low testosterone. In November 2008, we received guidance from the FDA suggesting submission of a new IND to the Division of Metabolic and Endocrine Products, or DMEP, for the investigation of Androxal as a potential treatment for type 2 diabetes. We plan to submit a new IND for this indication to the DMEP as soon as practicable.
Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros’ ability to have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies and the accuracy of such studies, limited patient populations of clinical studies to date and the possibility that final data may not be consistent with interim data, Repros’ ability to raise additional capital in a timely manner and on acceptable terms or at all and such other risks which are identified in the Company’s most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
For more information, please visit the Company’s website at http://www.reprosrx.com.

Contact:	Dr. Paul Lammers
President
(713) 294-2380